Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Virco Mfg. Corporation 2007 Stock Incentive Plan, of our reports dated April 12, 2007, with respect to the consolidated financial statements and schedule of Virco Mfg. Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2007, Virco Mfg. Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Virco Mfg. Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Los Angeles, California
June 15, 2007